Exhibit 10.24

Joint Research and Development and License Agreement

This is a Joint Research and Development and License Agreement, dated April 24, 2007, between NaturalNano Research, Inc. (together with its subsidiaries and other Affiliates “NaturalNano”), a Delaware corporation having an address of 15 Schoen Place, 2nd floor, Pittsford, NY 14534, and Cascade Engineering, Inc. (together with its subsidiaries and other Affiliates, including Noble Polymers, L.L.C., “Cascade”), a Michigan corporation having an address of 3400 Innovation Court SE, Grand Rapids, MI 49512-2085. NaturalNano and Cascade are each sometimes called a “Party” and collectively “Parties.”

Background. NaturalNano has developed valuable and highly proprietary formulations, surface preparation technologies and manufacturing processes for the use of halloysite nanotubes for various applications involving strengthening and lightening various polymer composite materials.

Cascade is a polymer composite technology and application development company and has developed valuable and highly proprietary polymer composite formulations, applications and extrusion processes.

Cascade and NaturalNano desire to enter into this Joint Research and Development and License Agreement and establish a one-year collaboration period for the Parties to evaluate the use of halloysite nanotube materials and surface preparation technologies with certain Cascade polymer composite materials and applications.

The Parties are willing to grant each other the requested evaluation and development rights and certain intellectual property licenses and other rights to purchase halloysite nanotubes from NaturalNano, and polymer resins and products and manufacturing services for each newly-developed Product and application from Cascade, subject to the terms and conditions of this Agreement.

Now, therefore, the Parties agree as follows, intending to be legally bound:

1)	Definitions. As used in this Agreement:

a)	“Affiliate” means any entity that, directly or indirectly, (i) controls, (ii) is controlled by, or (iii) is under common control with Cascade or NaturalNano, as applicable.
b)	“Background IP” of a Party means its Patents having an effective filing date, and Confidential Information in existence, on or prior to the Effective Date.
c)

“Confidential Information” means (i) all proprietary information, Know-How and all proprietary or confidential formulations, applications and processes, whether or not patented or patentable, whether disclosed orally, as electronic files or paper documents, disclosed by one Party to the other in connection with this Agreement, and (ii) the terms of this Agreement (deemed Confidential Information of both Parties).

d)	“Project Leader” means a person appointed by each Party and his/her successor(s), through or by whom all communications related to an R&D Program(s) shall be directed.
e)	“Dollars” or “$” means United States dollars.

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f)	“Effective Date” means the date first set forth above.
g)	“Force Majeure” means an act or condition beyond the reasonable control of a Party.
h)

“Future IP” of a Party means its Patents having an effective filing date, and Confidential Information in existence, after the Effective Date and prior to the date of termination of this Agreement pursuant to paragraph 9(a) or (b), but excluding Jointly Owned IP.

i)	“IP” means Confidential Information and Patents.
j)

“Jointly Owned IP” means all IP, including, without limitation, patents and patent applications throughout the world, which an employee(s) or consultant(s) of both Parties jointly conceive, develop and/or reduce to practice.

k)

“Know-How” means all information and knowledge regarding how to manufacture, test and use Products, all other trade secrets and know-how and all other intellectual property and proprietary rights (other than Patents, copyrights and trademarks).

l)	“NaturalNano Materials” means halloysite nanotubes and any other NaturalNano materials which are specifically defined as "NaturalNano Materials" in a Program Plan.
m)

“Net Sales” means gross revenues of a Party and its Affiliates from the manufacture (in toll situations), importation, or sale to a non-Affiliate of the Party of a Product as a raw material and not as a part of a finished good or other product that merely includes a Product as a component, minus (i) returns and allowances, (ii) sales and use taxes and (iii) invoiced shipping and handling charges.

n)

“Patents” means all United States and foreign patents and patent applications owned or licensable by a Party, including provisionals, divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof, but excluding Jointly Owned IP.

o)

“Products” means polymer composite compounds, resins and/or materials which both (A) include NaturalNano Materials and (B) were developed pursuant to a Program Plan, and improvements and modifications thereto.

p)	“Program Plan” means a completed Program Plan, in the form of Exhibit A, executed by the Parties.
q)	“R&D Program” means a joint research and development program to develop one or more Products pursuant to a Program Plan.
r)	“License Revenues” means the gross revenues of a Party from a License or Sublicense, including without limitation upfront fees, minimums, milestone payments and running royalties.
s)	“License or Sublicense” means the license or sublicense by a Party to a non-Affiliate of any Background IP or Future IP of the other Party or Jointly Owned IP.
t)

“Third Party Royalties” means royalties payable to a third party as to Patents licensed by a Party to the extent calculated as a percentage of sales or revenue or on a per unit basis and excluding upfront fees, milestone payments, minimums and lump sum payments.

2)	R&D Programs.

a)

R&D Programs. The goal of this Agreement is to develop a relationship of mutual trust and cooperation between the Parties and to develop and commercially exploit as many Products as possible. The Parties contemplate initially entering into one or two

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R&D Programs and thereafter entering into such additional R&D Programs as they may agree.

b)	Initiating R&D Programs. Each R&D Program shall be evidenced by a Program Plan. In the event of an inconsistency between a Program Plan and this Agreement, the terms of the Program Plan shall control.
c)

Cooperation. The Parties will cooperate in the exchange of such Confidential Information and the ongoing exchange of such other information and ideas as necessary or desirable for each R&D Program. To facilitate that cooperation, each Party shall designate a Project Leader for each R&D Program, by or through whom all contact between NaturalNano and Cascade as to that R&D Program shall be coordinated. The initial Project Leaders shall be:

(a)	For Cascade – [identify Project Leader]
(b)	For NaturalNano – Cathy Fleischer
d)

Scheduling. Promptly after the execution of this Agreement and regularly thereafter, the Project Leaders shall meet and confer to set up and adjust suitable R&D Program schedules, personnel assignments and materials requirements.

e)

Supplies of Materials and Services for R&D Programs. Each Party will provide the other with reasonable developmental quantities of its proprietary materials and extrusion and testing services without charge. Additional requirements for materials for extrusion and testing services for R&D Program purposes shall be supplied at standard prices.

f)

Activities for each R&D Program. Each Party shall exercise reasonable diligence to test and evaluate the use of applicable NaturalNano Materials in each applicable R&D Program and advise the other promptly if, when and why it determines that continuation of the R&D Program is not commercially viable.

g)	Expenses. Each Party shall pay all expenses associated with the activities of its employees and consultants under this Agreement, including all travel expenses.
h)

Reports. Each Party shall promptly provide the other from time-to-time, but at least quarterly, with (i) a detailed report for each R&D Program of the results of any collaborative testing and evaluation of NaturalNano Materials and Products, (ii) its overview assessments of market opportunities and pricing for Products, and (iii) prototypes of Products developed by collaboration of the Parties, all of which shall be treated by the Parties as Confidential Information.

3)	Commercialization of Products; Supplies of Proprietary materials and Services.

a)	Commercialization of Products. The goal of this Agreement is to develop and commercialize Products. Each Party may independently commercialize and sell Products, subject to paragraphs 3, 5 and 6.
b)

Supply of NaturalNano Materials. For five (5) years after commercial introduction of each Product by Cascade, NaturalNano will supply and Cascade will purchase from NaturalNano all of Cascade’s requirements of NaturalNano Materials sold by NaturalNano, for commercial use in manufacturing that Product. Cascade shall pay NaturalNano’s standard prices for the materials (considering the quantities involved and other cost-related products), in accordance with NaturalNano’s standard terms and conditions.

c)	Supply of Cascade Proprietary Materials and Tolling Services. For five (5) years after commercial introduction of each Product by NaturalNano, Cascade will supply and

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NaturalNano will purchase from Cascade all of NaturalNano’s requirements of polymer composite compounds, resins and materials and manufacturing services sold or provided by Cascade, for commercial use in manufacturing that Product. NaturalNano shall pay Cascade’s standard prices (considering the quantities and other cost-related factors involved), in accordance with Cascade’s standard terms and conditions.

4)	License Grants.

A)

Background IP. Subject to the terms and conditions of this Agreement, each Party grants to the other and its Affiliates a non-exclusive, royalty-free license (with no right to sublicense) to use its Background IP and Future IP and its Confidential Information (in each case, only to the extent it chooses to disclose it to the other Party hereunder) in the United States to develop, manufacture (for development and testing only) and test Products.

B)

Background and Future IP. Subject to the terms and conditions of this Agreement, each Party grants to the other and its Affiliates a non-exclusive, world-wide, royalty-bearing license (with a right to sublicense) to use its Background IP and Future IP (only to the extent it chooses to disclose it to the other Party hereunder) to (and only to the extent necessary to) develop, make, have made, use, sell, offer to sell and import Products, as permitted by this Agreement, and for no other purpose.

c)	Limitations of the Licenses. For the avoidance of doubt, the license grant of paragraph 4(b) shall not enable:
i)	Cascade to manufacture NaturalNano Materials for resale, except in instances of Force Majeure; and
ii)	NaturalNano to manufacture Cascade materials or any polymer composites or perform services competitive with services provided by Cascade, except in instances of Force Majeure.
d)	Terms of the Licenses.
(i)	The license grant of paragraph 4(a) shall be coterminous with the applicable R&D Programs, and shall terminate on a Product-by-Product basis upon the termination of the relevant R & D Program.
(ii)	The license grant of paragraph 4(b) shall terminate, on a Product-by-Product basis, five (5) years after the commercial introduction of each applicable commercial Cascade or NaturalNano Product.
e)

Negotiation of License and Supply Term Extensions. At least six (6) months before expiration of the IP license and material and service supply arrangement for any Products, the Parties shall, at the request of either Party, negotiate in good faith for the extensions of the applicable provisions of this Agreement.

5)	Royalties.

a)

Royalties. Each Party shall pay the other a royalty of five percent (5%) of the Party’s Net Sales; provided, however, that a Party shall not owe a royalty on Net Sales related to a Product if the other Party supplied the first Party or its Affiliates with materials or services pursuant to Section 3(b) or 3(c) that were incorporated into the Product. For the avoidance of doubt, the Parties acknowledge and agree that only the manufacture (in tolling situations), importation or sale of a Product as a raw material

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will generate Net Sales, and manufacture (in tolling situations), importation or sale of a finished good or other product that merely includes a Product as a component will not result in Net Sales.

b)

Revenues. Each Party shall pay the other fifty percent (50%) of the Party’s License Revenues; provided, however, that a Party shall not owe a royalty on Revenues to the extent the applicable License or Sublicense limits the licensee's right to use the licensed IP to situations where the third party has purchased materials or services from the other Party for use in connection with the licensed IP.

c)

Third Party Royalties. In addition to amounts payable under paragraphs 5(a) and (b), the Party with applicable Net Sales or Revenues shall reimburse the other for any applicable Third Party Royalties that result from such Net Sales or Revenues on a dollar-for-dollar basis. Upon inquiry by a Party before manufacturing any Product, the other Party shall advise the former of all relevant details of any applicable Third Party Royalties.

d)	Payment Terms.
i)	Amounts due under paragraphs 5(a), (b) and (c) are payable quarterly within forty-five (45) days after each calendar quarter.
ii)

Amounts collected by a Party in currencies other than Dollars shall be converted into and paid as Dollars at the applicable exchange rate published in The Wall Street Journal, Eastern edition, on the last business day of the calendar quarter in which the collection was made.

e)

Tax Withholding. If a Party is required by the laws of any country to withhold any tax with respect to any payment to the other, the tax will be deducted and paid to the taxing authority. The Party will notify and promptly furnish the other with original receipts of any tax certificate or other available documentation evidencing the tax withheld. The Party will use commercially reasonable efforts to minimize any withholding.

6)	Reports and Records.

a)

Royalty Reports. Each royalty payment under paragraphs 5(a) and (b) shall be accompanied by a detailed royalty report, specifying the computation of royalties payable and certified to be correct by the Chief Financial Officer of the reporting Party.

b)

Books and Records. Each Party shall keep accurate books of account adequate to show amounts payable under this Agreement and the performance of the Party’s other obligations hereunder for three (3) years after each applicable year.

c)

Audit Request. Each Party shall permit an independent, certified public accountant appointed and paid by the other to examine and make copies of applicable records and other documents no more often than once per calendar year for the purpose of verifying amounts and reports due from, and obligations to be performed by, the Party. The results of each examination shall be made available to the Parties and shall be considered Confidential Information. Should the audit discover an underpayment equal to the greater of five percent (5%) or Twenty Five Thousand Dollars ($25,000), the audited Party shall pay the cost of the audit.

d)

Late Charge. All overdue payments will be paid promptly with a late charge of two percent (2%) per annum above the prime rate of J.P. Morgan Chase Manhattan Bank, N.A., as reported in The Wall Street Journal, Eastern edition, on the last business day

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of the calendar quarter in which each payment was to be made. Interest is to be calculated from the last day on which the payment was payable.

7)	Handling Patents and Patent Applications.

a)

Background IP. Each Party acknowledges that all Background IP and Future IP of the other is and shall continue to be owned by the other, subject to the licenses granted herein. Except as otherwise specifically provided herein, each Party is retaining exclusive ownership of all of its IP and is not transferring any right, title or interest in or to its IP to the other Party. Each Party will keep, and cause its employees and other representatives to keep, the other Party's IP strictly confidential and will not use the other Party's IP except as specifically authorized hereunder. Each Party will not (directly or indirectly) reverse engineer or assist any third party in reverse engineering any of the other Party's IP.

b)

Publications. Each Party will provide the other with a copy of each proposed publication relating to Products at least sixty (60) days before the publication date, to provide an opportunity to the other Party to suggest the filing of any additional provisional patent applications or utility applications before the publication date. The Party will also delete from the proposed publication any Confidential Information of the other Party, as reasonably requested by other Party.

c)

Ownership of Future IP. As between the Parties, each Party shall own all right, title and interest in and to any and all IP conceived and reduced to practice solely by employees of and consultants to that Party and all intellectual property rights therein and all of its Future IP.

d)	Prosecution and Maintenance of Future Patents. Each party may, in its sole discretion, prepare, file, prosecute and maintain and pay all applicable fees and taxes with respect to its Future IP.

8)	Jointly Owned Patents.
a)	Rights in Jointly Owned IP. Jointly Owned IP shall be jointly owned by the Parties.
b)	Prosecution, Maintenance and Litigation of Jointly Owned IP.
i)

As to Jointly Owned IP that covers or relates to (A) an aspect of the manufacture, use of sale of any NaturalNano Material in which NanuralNano has proprietary rights; or (B) an invention the practice of which is covered by a claim of another NaturalNano Patent, NaturalNano shall have the sole rights to:

(1)	prepare, file, prosecute, maintain and perform other acts and pay all applicable fees and taxes with respect to patent applications and patents;
(2)	practice the inventions of and use and exploit the Jointly Owned IP;
(3)	grant licenses to third persons and retain all revenues; and
(4)	litigate the patents against its infringing competitors.
ii)

As to those Jointly Owned IP that covers or relates to either (A) an aspect of the manufacture, use of sale of Products or otherwise relate to polymer composite compound, resin or material; or (B) an invention the practice of which is covered by a claim of another Cascade Patent or based on or includes Cascade IP owned by Cascade, Cascade shall have the sole and exclusive rights to:

(1)	prepare, file, prosecute, maintain and perform other acts and pay all applicable fees and taxes with respect to patent applications and patents;

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(2)	practice the inventions of and use and exploit the Jointly Owned IP;
(3)	grant licenses to third persons and retain all revenues; and
(4)	litigate the patents against its infringing competitors.
iii)

All Jointly Owned IP to which subparagraphs 8(b)(i) and (ii) are both applicable or both inapplicable, such as Jointly Owned IP which claim NaturalNano Material-impregnated materials, shall be jointly prosecuted, licensed and litigated, as applicable, by the Parties, and all prosecution, maintenance, licensing and litigation costs and third party licensing and litigation revenues will be shared equally by the Parties and all prosecution, maintenance, licensing and litigation decisions agreed by both Parties and the Jointly Owned Patents may be utilized and licensed by each Party without any accounting to the other.

iv)

Upon mutual agreement between the Parties, a particular Program Plan that is signed by both Parties may provide that one of the Parties will have certain exclusive rights to particular Jointly Owned IP in a particular area, application or market. If a signed Program Plan provides a Party with such exclusive rights, that Program Plan shall control and supersede any conflicting terms contained in this Agreement.

v)

Notwithstanding subparagraph 8(b)(iii), either Party may decline to prosecute, maintain, license or litigate any Jointly Owned IP covered thereby, in which case the other Party may pursue all prosecution, maintenance, licensing and litigation of the Jointly Owned IP and join the other Party in any litigation. The other Party will cooperate in the litigation, subject to reimbursement of reasonable out-of-pocket expenses. The prosecuting or litigating Party shall pay all expenses of the prosecution, maintenance, licensing or litigation and retain all revenues therefrom.

vi)

Notwithstanding subparagraphs 8(b)(i), (ii) and (v), the passive Party shall retain a non-exclusive license to practice the applicable Jointly Owned IP for its internal commercial purposes only and may not grant sublicenses.

vii)

Upon request, the Party prosecuting or maintaining any Jointly Owned IP shall provide to the other (i) a written annual status update on all such Jointly Owned IP; (ii) promptly after receipt, copies of all Office Actions, including cited prior art; and (iii) an opportunity to review and comment on each Office Action at least one (1) month before expiration of the shortened statutory period for response, which comments, if provided in a timely manner, will be considered in good faith in preparing a response to the Office Action.

c)

CREATE Act. This Agreement is partially a "joint research agreement" between the parties, as defined in the CREATE Act, 35 U.S.C. Section 103(c), under which the Parties will carry out some of their obligations pursuant to paragraph 2. Intellectual Property developed as a result of any Program will be deemed to have been made as a result of activities undertaken within the scope of the joint research agreement and subject to the CREATE Act.

9)	Term; Termination; Rights and Duties on Termination.

a)

Term. This Agreement shall have an initial term expiring on December 31, 2007 and renewing for sequential one (1) year periods thereafter, unless terminated by notice at least sixty (60) days prior to the end of the initial term or any renewal term.

b)	Termination for Breach. Either Party may terminate this Agreement for a breach by the other which is not cured within thirty (30) days after notice. Additionally, either

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Party may terminate this Agreement for any reason or no reason and at any time by providing the other Party with 60 days written notice.

c)

Term of Paragraphs 3(b), 3(c) and 4(b), (d) and (e). As to each Product commercially introduced by a Party, or with respect to which substantial progress toward commercialization has been made, prior to the termination of this Agreement, the provisions of paragraphs 3(b), 3(c) and 4(b), (d) and (e), 5 and 6 applicable to that Product shall have a term of five (5) years from the date of the Product’s commercial introduction.

d)	Survival. Paragraphs 8, 9(c) to (f) and 11 to 16 inclusive shall survive expiration or termination of this Agreement.
e)

Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by one Party to the other are, for all purposes of paragraph 365(n) of Title 11 of the United States Code (“Title 11”) or other relevant bankruptcy or insolvency law (collectively, “Law”), licenses of rights to “intellectual property” as defined in Title 11 or such other Law.

f)

Return of Confidential Information and Personal Property. Upon termination or expiration of this Agreement, each Party shall immediately return to the other all personal property and tangible (electronic or other form) Confidential Information of the other and shall (except as otherwise specifically provided herein) cease all use of such Confidential Information.

10)	Warranties and Disclaimers.

a)	Warranties. Each Party represents and warrants to the other that:
i)

This Agreement has been duly authorized, executed and delivered by the warranting Party and, assuming due authorization, execution and delivery by the other party, constitutes a legal, valid and binding obligation of the warranting Party; and

ii)

With no investigation having been made or required to be made, it has no knowledge that unfilled and uncoated halloysite or its use to make Products infringes any patent or other IP or misappropriates any trade secret or IP of any third person.

b)

Disclaimers. Each Party disclaims all other warranties, express or implied, not set forth in paragraph 10(a), including without limitation implied warranties of merchantability and fitness for a particular purpose.

11)	Confidentiality.

a)	Confidentiality. During the term of this Agreement and for three (3) years thereafter, each Party shall:
i)	exercise reasonable diligence to prevent the unauthorized disclosure of Confidential Information of the other;
ii)

not publish, disclose or otherwise communicate to others the Confidential Information of the other, except that disclosure to employees, consultants and advisors consistent with the terms of this Agreement and on a “need-to-know” basis is permitted, so long as the discloser has an appropriate signed confidentiality agreement with each employee, consultant and advisor; and

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iii)	use Confidential Information of the other only to carry out the objectives of this Agreement.
b)	Release from Restrictions. Paragraph 11(a) shall not apply to any part of the Confidential Information of a Party that:
i)	is or becomes published or generally known to the public without fault or omission on the part of the receiving Party;
ii)	is developed independently by the receiving Party without use of any Confidential Information of the disclosing Party;
iii)

is lawfully disclosed to the receiving Party by an independent third person lawfully in possession of the Confidential Information and having no legal obligation to the disclosing Party not to make disclosure; or

c)

Approved Disclosures. Confidential Information of a Party (the “Disclosing Party”) may be disclosed by the other Party pursuant to a court order or statute, rules or regulations of a state or federal governmental body; provided, however, that the other Party shall:

(1)	provide prompt written notice of the requirement to the Disclosing Party, so the disclosing Party may seek a protective order or other remedy;
(2)	provide only that part of the Confidential Information which is required to be provided; and
(3)	exercise reasonable efforts to obtain assurances that confidential treatment shall be accorded to the Confidential Information.

12)

Notices. All notices under this Agreement shall be in writing and delivered personally or sent by prepaid next-business-day package delivery service to each Party at its address set forth herein or any other address given by proper notice.

13)

Integration; Amendments. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior written and oral, express or implied, communications. This Agreement may only be modified or amended by a document signed by both Parties.

14)

Successors and Assigns. This Agreement shall be binding on the parties and their successors and assigns. The rights and licenses granted herein may be transferred by either Party to its successor by merger or its successor to all or substantially all of its business as to Products.

15)	Governing Laws; Venue; Severability.

a)	New York Law. This validity and interpretation of this Agreement shall be governed by New York law, without regard to conflicts of laws principles.
b)	Consent to Service. Each Party consents to service of process by prepaid next-business-day delivery service at its last known address.
c)

Severability. If any provision of this Agreement is held invalid, unenforceable, void or unconscionable, that provision shall be enforced to the greatest extent permitted by law and the remainder of this Agreement and such provision shall remain in full force and effect.

16)	Dispute Resolution.

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a)

Negotiation of Disputes. If any dispute arises under or related to this Agreement (“Dispute”), senior executives of the Parties, with decision-making authority, will meet in Washington, DC within ten (10) days after notice and enter into good faith negotiations aimed at resolving the dispute. If they are unable to resolve the Dispute in an additional twenty (20) days, and if the Dispute is not covered by paragraph 16(b), the Dispute shall be submitted to mediation/arbitration under in paragraphs 16(c) and (d).

b)

Litigation of Certain Disputes. Subject to paragraph 16(a), Disputes directed to any aspect of a Party’s IP (including whether a product or process is covered by a patent) and/or a breach of paragraph 11 shall be resolved by litigation, in which event all other disputes between the Parties at the time shall be included in the lawsuit.

c)

Remedies. The violation of paragraph 11 could cause the injured Party irreparable harm, the amount of which would be extremely difficult to estimate, making any remedy at law inadequate by itself. In addition to any other remedy available to the injured Party, at law or in equity, the injured Party shall have the right to obtain from any court of competent jurisdiction an order restraining any breach or threatened breach of this Agreement.

d)

Mediation of Disputes. Subject to paragraphs 16(a) and (b), the Parties shall submit any unresolved Dispute as soon as possible, but no later than twenty (20) days after notice, to a mediator selected by the Parties. Senior executives of the Parties with decision-making authority shall be present at the mediation session, which shall be held in New York, NY if Cascade initiates the arbitration and in Grand Rapids, MI if NaturalNano initiates the arbitration. If the Dispute is not resolved within an additional further thirty (30) days, the Parties will proceed to arbitration as specified in paragraph 16(d).

e)

Arbitration of Certain Disputes. Any Dispute not covered by paragraph 16(a), (b) or (d) shall be resolved by an arbitration proceeding conducted in New York, NY if Cascade initiates the arbitration or Grand Rapids, MI if NaturalNano initiates the arbitration under the then-prevailing Rules for Commercial Arbitration of the American Arbitration Association (“AAA”).

i)

The proceeding shall be conducted by one (1) arbitrator, reasonably acceptable to the Parties, who is a patent attorney with at least twenty (20) years of experience in the field of chemical engineering, of which ten (10) years or more have been spent (at least in substantial part) handling licensing transactions.

ii)	The fees of the mediator and the AAA shall be divided equally between the Parties.
iii)	The Parties shall cooperate in good faith to proceed to an arbitration hearing within six (6) months after the Demand for Arbitration shall have been filed with the AAA.
iv)	The arbitrator’s authority shall include the powers, in his/her discretion, to:
(1)	Permit limited discovery, including production of documents and depositions, to the extent required by the Parties; and
(2)	Award the prevailing Party its attorneys’ fees and out-of-pocket expenses, including its share of the mediator and AAA fees.
v)	The decision of the arbitrator shall be confidential, final and binding, and may be entered and enforced in any court of competent jurisdiction.

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17)

Compliance with Laws. Each Party shall comply with all local, state, federal, and international laws and regulations relating to its performance under this Agreement, including but not limited to the development, manufacture, use, and sale of any licensed product, including export control laws. Without limiting the generality of this paragraph, licensee shall be responsible for the preparation and submission of all applications relating to any required regulatory approval of any licensed product, whether by the fda or other regulatory body.

18)

Marking. If feasible, each shall mark all products covered by a Patent of the other with the number of each applicable Patent. Each Party shall annually provide the other with written notice of compliance with this paragraph.

19)

Counterparts. This Agreement may be signed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Signed signature pages may be exchanges by fax or e-mail and shall complete this Agreement, and shall be followed by the exchange of paper copies of the signed documents.

20)	Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

In witness whereof, the Parties have executed this Agreement by their duly authorized representatives.

NaturalNano Research, Inc.
By /s/Cathy Fleischer

Cathy Fleischer, President

Cascade Engineering, Inc.

By /s/Stephen M. Peterson

Stephen M. Peterson, Executive Vice President and CFO

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